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                                                                    EXHIBIT 23.2

                          CONSENT OF COOPERS & LYBRAND

The Shareholders
Hamro Group, Inc.

     We consent to the inclusion of our report dated June 14, 1996, with respect to the consolidated balance sheets of Hamro Group, Inc. and subsidiaries as of April 30, 1996 and 1995, and the related consolidated statements of earnings, retained earnings, and changes in financial position for each of the years in the three-year period ended April 30, 1996, which report appears in the Form S-3 of Spartech Corporation dated July 10, 1996 and to the reference to our firm under the heading "Experts" in the Prospectus.

/s/ COOPERS & LYBRAND
COOPERS & LYBRAND

Montreal, Quebec
July 10, 1996